FIRST AMENDMENT

                  FIRST AMENDMENT (this "Amendment"), dated as of March 1, 2001, between Foster Wheeler Corporation, a New York corporation (the "Company"), and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the "Rights Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Rights Agreement (as defined below).


                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, the Company and the Rights Agent are party to an Amended and Restated Rights Agreement, dated as of September 30, 1997 (the "Rights Agreement");

                  WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to Section 27 thereof; and

                  WHEREAS, the parties hereto wish to amend the Rights Agreement as herein provided;

                  NOW THEREFORE, it is agreed:

                  SECTION 1. Section 13 of the Rights Agreement is hereby amended by adding the following language at the end thereof:

                  "Notwithstanding anything to the contrary in this Section 13 or otherwise in this Agreement, the provisions of this Section 13 shall not apply to any transaction where: (i) the Board of Directors has approved such transaction, (ii) the shareholders of the Company will own all the outstanding shares of such other Person (or the ultimate parent entity of such other Person), and (iii) each individual shareholder of the Company will have the same percentage ownership interest in the other Person (or the ultimate parent entity of such other Person) as such individual shareholder previously held in the Company. Furthermore, no Person engaged in such a transaction shall be deemed to be an Acquiring Person."

                  SECTION 2. This Amendment shall become effective on the date on which the Company and the Rights Agent shall have signed a counterpart hereof.

                  SECTION 3. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Rights Agreement.

                  SECTION 4. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company.




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                  SECTION 5. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF
THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.





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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                  FOSTER WHEELER CORPORATION

Attest:



By /s/ LISA FRIES GARDNER           By  /S/ RICHARD J. SWIFT
  --------------------------        --------------------------------------------
         Lisa Fries Gardner                Richard J. Swift
         Title:  Secretary        Title:   Chairman, President and
                                           Chief Executive Officer


                                  MELLON INVESTOR SERVICES LLC

Attest:



By  /S/ LAURA PICONE                 By /S/ THOMAS WATT
  --------------------------        --------------------------------------------
     Laura Picone                      Thomas Watt
     Title: Vice President             Title: Vice President





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